UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2016

Time:	9:00 a.m. Eastern Time Wednesday, June 1, 2016

Place:	Market Square North 401 9th Street NW, 10th Floor Washington, DC 20004

Items of Business:	1.	To elect eight members to the Board of Directors for a term of one year each;

	2.	To hold an advisory (non-binding) vote on our executive compensation;

	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

	4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote:	You may vote if you were a stockholder of record on April 5, 2016.

Proxy Voting:	Your vote is important. Please vote in one of the following ways:

• Via the Internet: Visit the website shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

• Via Telephone: Use the toll-free telephone number shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

• By Mail: If you received copies of the proxy materials by mail, mark, sign, date and promptly return the enclosed proxy card or vote instruction form; or

• In Person: Submit a ballot at the Annual Meeting.

We are furnishing proxy materials to you electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. We have provided notice and electronic delivery of the proxy materials to our stockholders of record on April 5, 2016. The notice contained instructions on how to access online our Proxy Statement and annual report and how to vote online, and also included instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of stockholders.

Our Board of Directors has fixed the close of business on April 5, 2016, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Accordingly, only stockholders of record as of the close of business on April 5, 2016 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly.

By order of the Board of Directors,

Lammot J. du Pont
Chairman of the Board

Washington, DC

April 8, 2016

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this Proxy Statement to you electronically via the Internet in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004, on June 1, 2016, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card. This Proxy Statement is first being made available to our stockholders on or about April 8, 2016.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, DC 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and furnishing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, our directors, officers and employees may solicit proxies, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The furnishing of this Proxy Statement does not imply that there has been no change in the information set forth since the date of this Proxy Statement.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. We provided notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) to our stockholders of record on April 5, 2016. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the notice. Copies of our proxy materials will be available at www.edocumentview.com/DFT for one year after the Annual Meeting.

Items for consideration at the Annual Meeting

Proposal	Board Recommendation
The election to the Board of the eight nominees named in this Proxy Statement (Proposal 1)	“FOR” each of the nominees to the Board

An advisory (non-binding) vote on executive compensation (Proposal 2)	“FOR”

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal 3)	“FOR”

VOTING

Who may vote at the Annual Meeting?

Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on April 5, 2016 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”), to attend and to vote at the Annual Meeting. As of the Record Date, there were 74,421,485 shares of our common stock issued and outstanding.

Holders of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) are not entitled to receive the Notice, to attend or to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability, and if requested, the proxy materials, were sent directly to you by Computershare Investor Services.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability, and if requested, the proxy materials, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/DFT and entering the control number found on the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business, which is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you either:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement, and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal 3.

The election of directors (Proposal 1) and the advisory (non-binding) vote on executive compensation (Proposal 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on these non-routine matters and, therefore, Proposals 1 and 2 may receive broker non-votes.

What is the voting requirement to approve each of the proposals?

For Proposal 1, each of the eight nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting. A summary of our majority voting standard appears below under “Information About Our Board of Directors and Its Committees—Majority Voting.” There is no cumulative voting in the election of directors.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of any other business that may properly come before the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

How can I change my vote after I have voted?

Stockholders of Record. If you are a stockholder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and returning it to us at or before our Annual Meeting; or

•	attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your proxy instructions.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at eight. The eight persons named below have been nominated to serve on the Board of Directors until our 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each of the nominees currently serves on our Board. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting.

Below we identify and describe the key experience, qualifications and skills that we believe are necessary for one or more of our directors to possess and are important in light of our business. Each director’s experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in his or her nomination are included in his or her individual biography.

•	Leadership experience. We believe that directors with experience in significant leadership positions over an extended period provide us with important insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to produce growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

•	Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the data center industry, the real estate industry and with real estate investment trusts, or REITs, given the numerous operating and structural requirements under the Internal Revenue Code’s rules and related regulations with which REITs must comply.

The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, is a significant element of the Nominating and Corporate Governance Committee’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Age
Lammot J. du Pont	Chairman of the Board of the Company	49
Michael A. Coke	President of Terreno Realty Corporation	48
Thomas D. Eckert	Retired Chairman of Capital Automotive Real Estate Services, Inc.	68
Christopher P. Eldredge	President and Chief Executive Officer of Company	44
Frederic V. Malek	Chairman of Thayer Lodging Group	79
John T. Roberts, Jr.	Retired President of AMB Capital Partners LLC	52
Mary M. Styer	Chief Executive Officer of Raytheon Blackbird Technologies, Inc.	55
John H. Toole	Retired Partner of Cooley LLP	75

Lammot J. du Pont, a co-founder of our Company, has served as Chairman of our Board and a director since our inception in 2007. From our inception to 2011, he served as our Executive Chairman.

As a founder of our Company, Mr. du Pont provides an insider’s perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. du Pont has significant experience in the real estate and data center industries. Prior to October 2007, through a variety of entities, he acquired, developed, leased and managed many of our current operating properties. Mr. du Pont has extensive experience in real estate development and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Michael A. Coke has served on our Board of Directors since October 2007. Since February 2010, Mr. Coke has served as the President and a director of Terreno Realty Corporation, which acquires and manages industrial real estate. From February 2010 to May 2013, he served as the Chief Financial Officer of Terreno Realty Corporation. From September 2007 to February 2010, Mr. Coke served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB Property Corporation (“AMB”), now Prologis, Inc., a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to joining AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager.

Mr. Coke has extensive leadership, finance and real estate industry experience. Mr. Coke has been an executive officer of large, complex, publicly-traded organizations. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. At Arthur Andersen LLP, he primarily served public and private real estate companies, including several publicly-traded REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke’s valuable financial expertise, combined with his experience as the chief financial officer of public companies, allow him to provide experienced leadership of our audit committee.

Thomas D. Eckert has served on our Board of Directors since October 2007. From September 2011 to October 2014, Mr. Eckert served as the Chairman of the Board of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. From December 2005 to September 2011, he served as the President and Chief Executive Officer of Capital Automotive Real Estate Services. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. From 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP.

Mr. Eckert is an experienced board member, serving as a trustee of Chesapeake Lodging Trust, a real estate investment trust focused primarily on upscale hotels in major business, airport and convention markets, a member of the board of directors of NVR, Inc., one of the largest home builders in the United States, and a member of the board of directors of Gramercy Property Trust, a real estate investment trust focused on industrial, office, and specialty properties in the United States and Europe. Mr. Eckert formerly served as the Chairman of the board of directors of the Munder Funds, a mutual fund group, until October 2014, when it was acquired by Victory Asset Management, where he served as a trustee until February 2015. He also served on the board of Capital Automotive REIT. Mr. Eckert’s finance and real estate-related industry experience, and his leadership experience as chief executive officer of large, complex organizations, provides our Board with valuable expertise in these areas.

Christopher P. Eldredge has been our President and Chief Executive Officer, and has served as a director, since February 2015. From 2013 until February 2015, Mr. Eldredge served as Executive Vice President, Data Center Services and Global Solutions, of NTT America, Inc., a subsidiary of Nippon Telegraph and Telephone Corporation. From 2011 to 2013, Mr. Eldredge was President and General Manager, Ethernet Exchange and Product Management, at the Telx Group, a privately held provider of data center solutions throughout the United States. From 2009 to 2011, he was Executive Vice President, Alternate Channels and Carrier Sales, at Broadview Networks, a provider of integrated communications solutions.

Mr. Eldredge has extensive leadership and data center industry experience. We believe that Mr. Eldredge’s expansive knowledge of data center product and service offerings provides our Board with valuable insight into the types of data center solutions required by existing and prospective customers.

Frederic V. Malek has served on our Board of Directors since October 2007. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. In 1992, Mr. Malek founded and, until 2010, served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. From 1989 to 1992, he served as President, Co-Chief Executive Officer and Vice Chairman of Northwest Airlines. From 1981 to 1998, he served as President of Marriott Hotels.

Mr. Malek has extensive leadership, finance and real estate industry experience. Mr. Malek is an experienced board member who currently serves on the board of CBRE Group, Inc., a commercial real estate services firm. Mr. Malek formerly served on the boards of four other large, complex organizations: Northwest Airlines; FPL Group, Inc., now NextEra Energy, Inc., which generates, transmits, distributes and sells electric energy in Florida; Federal National Mortgage Association, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market; and Automatic Data Processing, Inc., a provider of human resource, payroll, tax and benefits administration solutions. Mr. Malek’s service on these boards has provided him valuable insight in addressing governance issues. The Nominating and Corporate Governance Committee, with Mr. Malek abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Malek abstaining, determined that Mr. Malek’s nomination was in our best interest given his background and experience and understanding of our business and industry.

John T. Roberts, Jr. has served on our Board of Directors since February 2011. From 1997 to 2010, Mr. Roberts served in various positions with AMB. From 1999 to 2010, he served as President of AMB Capital Partners LLC, a subsidiary of AMB responsible for AMB’s global private capital ventures, and, from 1997 to 1999, he served as the Senior Vice President/ Director of Capital Markets of AMB Capital Partners LLC.

Mr. Roberts has extensive leadership, finance and real estate industry experience. In his prior roles with AMB, Mr. Roberts gained extensive leadership experience as an executive officer of a large, complex, publicly-traded organization engaged in the real estate industry. In addition, while at AMB, Mr. Roberts was the chairman of AMB’s investment committee and a member of its executive committee, and he was responsible for directing the formation, structuring and capital raising for AMB’s private capital ventures globally. We believe that Mr. Roberts’ leadership experience as an executive officer of a large, complex organization provides our Board with valuable expertise in these areas. We believe that this experience and Mr. Robert’s service on our Audit Committee and Nominating and Corporate Governance Committee provide the background for service as our Lead Independent Director.

Mary M. Styer has served on our Board of Directors since May 2015. Ms. Styer is the Chief Executive Officer of Raytheon Blackbird Technologies, Inc., a subsidiary of Raytheon Company that provides technology solutions for customers in the defense, intelligence, and law enforcement communities. From 1997 to 2014, Ms. Styer was the Chief Executive Officer of Blackbird Technologies, Inc. prior to its acquisition by Raytheon Company. She also is the Managing Partner of Razor’s Edge Ventures, a venture capital fund, in which Mr. du Pont has invested, and serves as an unpaid investment advisor.

Ms. Styer has extensive leadership and technology industry experience, which we believe will provide our Board with valuable expertise in these areas.

John H. Toole has served on our Board of Directors since October 2007. From 2000 to 2011, Mr. Toole was a partner with the law firm Cooley LLP, where he practiced real estate and business law. He served as a member of the national board of directors of National Association for Industrial and Office Properties (NAIOP) from 2002 to 2008.

Mr. Toole’s law practice consisted of representing owners, developers, investors and users of various types of commercial real estate in acquisitions, dispositions, leasing and construction, and various types of real estate-related financing transactions. We believe that Mr. Toole’s expansive real estate-related industry experience and legal perspective provides our Board with valuable expertise in these areas. The Nominating and Corporate Governance Committee, with Mr. Toole abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Toole abstaining, determined that Mr. Toole’s nomination was in our best interest given his background and experience and understanding of our business and industry.

Vote Required and Recommendation

Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee at the Annual Meeting, assuming that a quorum is present. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Board of Directors affirmatively determined that each of Michael A. Coke, Thomas D. Eckert, Frederic V. Malek, John T. Roberts, Jr., Mary M. Styer and John H. Toole is independent under our Corporate Governance Guidelines, our director independence guidelines and the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors currently consists of eight directors, including these six independent directors.

Our Bylaws and Corporate Governance Guidelines and the NYSE listing standards require that a majority of directors be independent. Our Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website under “Company—Investors—Corporate Governance—Governance Documents.”

Under our director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Majority Voting

Our Bylaws provide that, in an uncontested election for directors of the Company, directors will be elected by a majority of the stockholders’ votes cast in favor of a nominee. In a contested election, directors will be elected by a plurality of the votes cast. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Our Bylaws and Corporate Governance Guidelines provide that an incumbent nominee who fails to receive a majority of votes cast in an uncontested election is expected to tender his or her resignation promptly. In such a case, the Bylaws and Corporate Governance Guidelines provide that the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting (other than a meeting scheduled or held on the day of the annual meeting of stockholder at which the election of directors occurred). The Board of Directors’ explanation of its decision will be disclosed promptly on a Current Report on Form 8-K to be filed with the SEC.

Board Leadership Structure

Since our inception, the roles of Chairman of the Board and Chief Executive Officer have been separate. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Chairman and Chief Executive Officer, is appropriate at the present time. Mr. du Pont, as Chairman of the Board, brings key business issues and stockholder interests to the attention of our Board of Directors. Mr. Eldredge, as President and Chief Executive Officer, also brings key business issues and stockholder interests to the attention of our Board of Directors while also leading the management of our Company. To supplement the role of Chairman of the Board, we rely on a lead independent director who meets periodically with the independent and non-management members of our Board.

Risk Oversight

Our Board of Directors is involved in overseeing risk management. This oversight is conducted primarily through committees of the Board. The Board receives reports from each committee chair regarding the committee’s considerations and actions. In addition to receiving information from its committees, the Board receives updates directly from members of management. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on us. The Compensation Committee designs the compensation programs discussed in more detail in the Compensation Discussion and Analysis below to include features that mitigate risk without diminishing the incentive nature of the compensation.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. The independent directors of our Board of Directors held four executive sessions during 2015. Our lead independent director presides over all meetings of independent directors. During these meetings, the lead independent director has the power to lead the meeting, set the agenda and determine the information to be provided. Frederic V. Malek currently is our lead independent director. The Board of Directors has appointed John T. Roberts, Jr. to serve as the lead independent director, effective on the date of the Annual Meeting, until the 2017 annual meeting of stockholders. Stockholders and other interested persons may contact the lead independent director in writing by mail to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Lead Independent Director.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Audit Committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy any such disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Policy Regarding Stockholder Rights Plans

Our Corporate Governance Guidelines provide that we will not adopt a stockholder rights plan unless our stockholders approve, in advance, the adoption of such a plan or unless our stockholders ratify the adoption of such a plan within 12 months following its adoption by our Board of Directors. If our stockholders do not ratify a plan adopted by our Board of Directors within this 12 month period, the plan will be terminated upon expiration of this period.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2017 annual meeting of stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2017 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our Board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the full Board of Directors.

Our employment agreement with Mr. du Pont provides that, during the term of the agreement and, following any termination or expiration of the employment agreement, if he beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest in our operating partnership, DuPont Fabros Technology, L.P. (“OP units”), into shares of our common stock, Mr. du Pont is entitled to be nominated for election to our Board of Directors at each meeting of our stockholders at which directors are elected. Mr. du Pont currently does not hold at least 9.8% of our common stock.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, to the attention of the lead independent director, or the name of the director with whom the stockholder desires to communicate. Company employees do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2017 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2017 annual meeting of stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2016 Annual Meeting, stockholder proposals may be included in the agenda for the 2017 annual meeting of stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2017 annual meeting of stockholders, scheduled to be held in late May or early June 2017, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 9, 2016, for inclusion in our proxy statement and the form of proxy relating to our 2017 annual meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 9, 2016 for inclusion in our proxy materials for our 2017 annual meeting of stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after March 3, 2017.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary at DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attn: Richard A. Montfort, Jr., Secretary, not earlier than February 1, 2017, and not later than March 3, 2017, in order to be included in the agenda for our 2017 annual meeting of stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person who the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chair), Eckert and Roberts. Our Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under SEC rules, the NYSE listing standards and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in applicable SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met twelve times in 2015.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which consists of Messrs. Eckert (Chair), Coke and Malek and Ms. Styer. Our Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.”

The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of our independent registered public accounting firm and any other personnel whose presence the committee believes to be necessary or appropriate. The committee also may form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers. With respect to outside director compensation, any changes to our current director compensation program would be made by the full Board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met four times in 2015.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Malek (Chair), Roberts and Toole. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met four times in 2015.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held nine meetings during 2015. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the annual meeting of stockholders. All directors who were members of our Board of Directors on the date of the meeting attended the 2015 annual meeting of stockholders.

COMPENSATION OF DIRECTORS

Our policy for the compensation of each director, other than our chief executive officer, is to provide an award of our common stock with a value of $50,000, a $40,000 annual cash retainer and the following additional retainers:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

In addition, for each meeting attended, we pay each of our directors, other than the Chairman of the Board and our chief executive officer, the following fees:

•	$1,500 for each Board and committee meeting attended in person; and

•	$500 for each Board meeting attended telephonically where the Board member was not reasonably able to attend in person.

The following table presents information relating to total compensation of our directors earned in 2015. For 2015, Messrs. Roberts and Toole elected to receive all of their cash retainers in shares of our common stock.

Name	Fees Paid in Cash		Stock Awards(1)		Total
Lammot J. du Pont	$40,001		$50,010	(2)	$90,011
Michael A. Coke	$82,000		$50,010	(2)	$132,010
Thomas D. Eckert	$71,000		$50,010	(2)	$121,010
Frederic V. Malek	$84,000		$50,010	(2)	$134,010
John T. Roberts, Jr.	$26,000		$90,019	(3)	$116,019
Mary M. Styer	$49,500		$50,010	(2)	$99,510
John H. Toole	$16,000		$90,019	(3)	$106,019

Former Directors
Hossein Fateh	$56,849	(5)	$60,873	(4)	$117,722
Jonathan G. Heiliger	$4,000	(6)	—		$4,000

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our directors during 2015, calculated in accordance with FASB ASC Topic 718.
(2)	Represents the grant date fair value of stock awarded on May 27, 2015 with respect to the annual $50,000 stock award.
(3)	Represents the grant date fair value of stock awarded on May 27, 2015 with respect to (i) the annual $50,000 stock award, and (ii) the award based on the director’s election to receive shares of our common stock in lieu of his $40,000 annual cash retainer.
(4)	Represents the grant date fair value of stock awarded with respect to (i) a $10,863 stock award, which represents the annual director stock award pro rated for the period from February 17, 2015, the date that Mr. Fateh became a non-employee director and began to receive director compensation, to the date of our 2015 annual meeting of stockholders, and (ii) the annual $50,000 stock award.
(5)	Mr. Fateh resigned from the Board on November 13, 2015. Amounts represent retainers and meeting fees during Mr. Fateh’s tenure as a Board member during 2015.
(6)	Mr. Heiliger did not stand for reelection at our 2015 annual meeting of stockholders. Amounts represent meeting fees during Mr. Heiliger’s tenure as a Board member during 2015.

Stock Ownership Guidelines

Our Board of Directors believes ownership by our directors of a meaningful financial stake in our Company serves to align the interests of our directors with those of our stockholders. Our Corporate Governance Guidelines require that each of our non-employee directors hold shares of our common stock with an aggregate value equal to $250,000.

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust), including shares received as director fees;

•	Preferred stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Time vested restricted stock or stock units (or similar securities);

•	OP units owned directly or indirectly (e.g., by a spouse or a trust); and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

Our non-employee directors have four years to achieve the ownership requirement. As of the date of this proxy statement, each of our non-employee directors had met the stock ownership guidelines, except for Ms. Styer, who was elected to the Board of Directors in May 2015.

Policy on Hedging and Pledging of Company Securities

We prohibit short sales of our Company’s securities (a sale of securities which are not then owned) and derivative or speculative transactions in our Company’s securities by our directors and officers. No director or officer or any designee of such director or officer may purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding our Company’s securities in margin accounts or pledging our Company’s securities as collateral. Because Mr. du Pont was one of the founders of our Company and already had pledged Company securities prior to the adoption of this policy, our policy against pledging provides an exception for Mr. du Pont that allows him to pledge up to 2 million shares of our common stock or OP units, but prohibits short sales or any transaction that is designed to hedge or offset any decrease in the market value of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to timely file these reports by those due dates by these persons during 2015.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2015, except for a late filing by Brian D. Doricko, our Senior Vice President, Chief Revenue Officer, on December 8, 2015, to report a grant of restricted stock, and a late filing by James W. Armstrong, our Chief Accounting Officer, on September 14, 2015, to report shares that were withheld by us to satisfy minimum statutory withholding requirements on the vesting of restricted stock, each of which has since been reported and is reflected in this Proxy Statement.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	49	Chairman of the Board
Christopher P. Eldredge	44	President and Chief Executive Officer
Scott A. Davis	56	Executive Vice President, Chief Technology Officer
Jeffrey H. Foster	53	Executive Vice President, Chief Financial Officer and Treasurer
Maria Kenny	49	Executive Vice President, Chief Development Officer
Richard A. Montfort, Jr.	55	Executive Vice President, General Counsel and Secretary
James W. Armstrong	39	Chief Accounting Officer
Brian D. Doricko	49	Senior Vice President, Chief Revenue Officer

For information on Mr. du Pont and Mr. Eldredge, please see the biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Scott A. Davis has served as our Executive Vice President, Chief Technology Officer since December 2015. From May 2010 to December 2015, he served as our Executive Vice President, Data Center Operations.

Jeffrey H. Foster has served as our Executive Vice President and Chief Financial Officer since November 2013 and as our Treasurer since December 2015. From July 2007 to November 2013, he served as our Chief Accounting Officer.

Richard A. Montfort, Jr. has served as our General Counsel and Secretary since April 2008 and as an Executive Vice President since February 2012.

Maria Kenny has served as our Executive Vice President, Chief Development Officer since December 2015. From December 2013 to December 2015, she served as our Senior Vice President, Finance and Treasurer. From October 2007 to December 2013, she served as our Senior Vice President, Finance and Acquisitions.

James W. Armstrong has served as our Chief Accounting Officer since August 2014. From December 2013 to August 2014, he served as our Vice President and Corporate Controller. From October 2007 to December 2013, Mr. Armstrong served as our Director of Financial Reporting.

Brian D. Doricko has served as our Senior Vice President, Chief Revenue Officer since November 2015. From December 2010 to November 2015, he served as a Vice President, Sales of Digital Realty Trust, Inc.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of April 5, 2016, of (1) shares of our common stock, shares of common stock for which OP units are redeemable, and shares of our common stock that may be acquired upon the exercise of stock options within a specified period of time, and (2) shares of our Series A Preferred Stock and Series B Preferred Stock by (a) each executive officer named in the Summary Compensation Table included later in this proxy statement, (b) each of our directors, and (c) all of our named executive officers and directors as a group. As of April 5, 2016, 74,421,485 shares of common stock, 14,881,663 OP units, 7,400,000 shares of Series A Preferred Stock and 6,650,000 shares of Series B Preferred Stock were outstanding. OP units are redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds 74,421,485 OP units, which are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock and preferred stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

	Common Stock				Preferred Stock
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned		Percentage of All Shares of Common Stock(1)	Percentage of All Shares of Common Stock and OP Units(2)	Number of Shares of Preferred Stock Beneficially Owned		Percentage of All Shares of Preferred Stock(3)
Lammot J. du Pont	4,148,703	(4)	5.3	4.6	—		—
Christopher P. Eldredge	23,792		*	*	—		—
Jeffrey H. Foster	107,422	(5)	*	*	500	(13)	*
Scott A. Davis	147,449	(6)	*	*	—		—
Richard A. Montfort, Jr.	116,307	(7)	*	*	—		—
Maria Kenny	310,646	(8)	*	*	—		—
Michael A. Coke	30,065		*	*	—		—
Thomas D. Eckert	29,429		*	*	—		—
Frederic V. Malek	334,566	(9)	*	*	40,000	(14)	*
John T. Roberts, Jr.	15,936		*	*	—		—
Mary M. Styer	1,535		*	*	—		—
John H. Toole	37,178	(10)	*	*	—		—
Hossein Fateh	2,096,965	(11)	2.7	2.3	—		—
All Directors and Executive Officers as a group (14 persons)	5,327,725	(12)	6.7	5.9	40,500		*

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 74,421,485 shares of common stock outstanding on April 5, 2016, (b) the number of shares of common stock issuable to the named person(s) upon redemption of OP units that he or she currently holds on a one-for-one basis, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 5, 2016.
(2)	For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes (a) 74,421,485 shares of common stock outstanding on April 5, 2016, (b) 14,881,663 OP units outstanding on April 5, 2016, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 5, 2016.
(3)	For purposes of this calculation, the number of shares of preferred stock deemed outstanding is 14,050,000 shares, comprised of 7,400,000 shares of Series A Preferred Stock and 6,650,000 shares of Series B Preferred Stock outstanding on April 5, 2016.

(4)	Represents (i) 115,553 shares of common stock held directly by Mr. du Pont, (ii) 33,972 shares of common stock that represent the pecuniary interest held by Mr. du Pont through an entity in which Mr. du Pont has an ownership interest and of which he is an executive officer; (iii) 3,063,193 OP units held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; (iv) 493,120 OP units that represent the pecuniary interest held by Mr. du Pont through entities in which Mr. du Pont has an ownership interest and of which he is an executive officer or managing member; and (iv) options to purchase 442,865 shares of common stock. Mr. du Pont has pledged 1,250,000 OP units as collateral to secure a personal line of credit. An entity in which Mr. du Pont has a 29% ownership interest and of which he is an executive officer has pledged approximately 325,000 OP units to secure bank loans.
(5)	Represents (i) 18,114 shares of common stock held directly by Mr. Foster, and (ii) options to purchase 89,308 shares of common stock.
(6)	Represents (i) 94,216 shares of common stock held directly by Mr. Davis, and (ii) options to purchase 53,233 shares of common stock.
(7)	Represents (i) 51,269 shares of common stock held directly by Mr. Montfort, and (ii) options to purchase 65,038 shares of common stock.
(8)	Represents (i) 90,736 shares of common stock held directly or indirectly by Ms. Kenny, (ii) 70,000 OP units held indirectly through a limited liability company of which Ms. Kenny is the sole member; and (iii) options to purchase 149,910 shares of common stock.
(9)	Represents (i) 139,182 shares of common stock held directly by Mr. Malek, (ii) 48,799 OP units owned directly by Mr. Malek, and (iii) 146,585 OP units indirectly owned through trusts of which Mr. Malek’s children are the beneficiaries.
(10)	Represents (i) 8,262 shares of common stock held directly by Mr. Toole, and (ii) 28,916 OP units held directly by Mr. Toole.
(11)	Represents (i) 2,035 shares of common stock held directly by Mr. Fateh, and (ii) 2,094,930 OP units held directly by Mr. Fateh or indirectly through a limited liability company of which Mr. Fateh is the sole member.
(12)	Represents (i) 676,758 shares of common stock held directly or indirectly by our executive officers and directors, (ii) 3,850,613 OP units held directly or indirectly by our executive officers and directors or in which our executive officers or directors have a pecuniary interest, and (iii) options to purchase 800,354 shares of common stock.
(13)	Represents shares of Series A Preferred Stock.
(14)	Represents 20,000 shares of Series A Preferred Stock and 20,000 shares of Series B Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group, Inc.	10,158,447 (2)	13.6
100 Vanguard Boulevard
Malvern, PA 19355
FMR LLC	8,091,145 (3)	10.9
245 Summer Street
Boston, MA 02210
BlackRock Inc.	5,576,948 (4)	7.5
55 East 52nd Street
New York, NY 10055
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,714,723 (5)	6.3
100 Vanguard Boulevard
Malvern, PA 19355
Systematic Financial Management, L.P.	3,784,555 (6)	5.1
300 Frank W. Burr Blvd., Glenpointe East, 7th Floor
Teaneck, NJ 07666

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 74,421,485 shares of common stock outstanding on April 5, 2016.
(2)	Based on information provided in a Schedule 13G/A filed on February 11, 2016, The Vanguard Group, Inc. has sole voting power with respect to 199,798 shares, sole dispositive power with respect to 10,002,825 shares, shared voting power with respect to 53,000 shares and shared dispositive power with respect to 155,622 shares.
(3)	Based on information provided in a Schedule 13G/A filed on February 12, 2016, FMR LLC has sole voting power with respect to 4,107,045 shares and sole dispositive power with respect to 8,091,145 shares.
(4)	Based on information provided in a Schedule 13G/A filed on January 26, 2016, BlackRock Inc. has sole voting power with respect to 5,234,935 shares and sole dispositive power with respect to 5,576,948 shares.
(5)	Based on information provided in a Schedule 13G/A filed on February 9, 2016, Vanguard Specialized Funds-Vanguard REIT Index Fund has sole voting power with respect to 4,714,723 shares.
(6)	Based on information provided in a Schedule 13G filed on February 11, 2016, Systematic Financial Management, L.P. has sole voting power with respect to 2,603,030 shares and sole dispositive power with respect to 3,784,555 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Thomas D. Eckert, Chair, Michael A. Coke, Frederic V. Malek and Mary M. Styer, each of whom the Board has determined is independent in accordance with the NYSE listing standards and the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Thomas D. Eckert, Chair
Michael A. Coke
Frederic V. Malek
Mary M. Styer

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the 2015 compensation program for our named executive officers. Our named executive officers for 2015 are Christopher P. Eldredge, our President and Chief Executive Officer; Jeffrey H. Foster, our Executive Vice President, Chief Financial Officer and Treasurer; Scott A. Davis, our Executive Vice President, Chief Technology Officer, Richard A. Montfort, Jr., our Executive Vice President, General Counsel and Secretary; and Maria Kenny, our Executive Vice President, Chief Development Officer. In addition, we provide compensation information for Hossein Fateh, who served as our President and Chief Executive Officer until his resignation in February 2015.

Our compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives, align their interests with those of our stockholders, and retain our named executive officers. Specifically, this section discusses the following:

•	Our company’s performance for 2015

•	The compensation design process

•	The compensation decisions for 2015

•	The compensation decisions for 2016

•	Other elements of compensation

For a reconciliation to GAAP of the non-GAAP financial measures used in this section, please refer to Attachment A at the end of this proxy statement.

Company Performance for 2015

The Compensation Committee views our operational and financial performance and the return to our stockholders as important considerations in its decisions regarding executive compensation. Our strong 2015 operational performance led to solid financial results, which we believe contributed to positive returns to our stockholders.

Record Year of Leasing. Our strong year operationally for 2015 was highlighted by the following accomplishments:

•	We signed 19 leases totaling nearly 47 megawatts, or MW, of available critical load, the most critical load that we ever have leased in a single year, which resulted in our operating data center facilities being 96% leased at year-end;

•	We commenced 19 leases totaling nearly 42 MW of available critical load, which resulted in the leases at our operating data center facilities being 96% commenced at year-end;

•	We extended the terms of seven leases totaling 12 MW by a weighted average of 3.0 years; and

•	We completed the construction of three data center phases, which increased our operating data center capacity by 11%, to 266.2 MW of available critical load.

Solid Financial Results. A strong year of new leases and lease commencements in 2015 resulted in solid growth in our revenues and funds from operations, or FFO, and adjusted funds from operations, or AFFO. The highlights of our 2015 financial performance are as follows:

•	Our revenue grew to $452.4 million in 2015, an increase of $34.8 million, or 8%, over the prior year;

•	Our normalized funds from operations, or FFO, was $2.46 per share for 2015, an increase of $0.07 per share, or 3%, over the prior year; and

•	Our adjusted funds from operations, or AFFO, was $2.64 per share for 2015, an increase of $0.14 per share, or 6%, over the prior year.

Positive Returns to Stockholders. Our strong operational and financial performance in 2015 contributed to positive returns to our stockholders, as follows:

•	Dividends declared in 2015 grew to $1.73 per share, an increase of $0.26 per share, or 18%, over the prior year;

•	Our total stockholder return for 2015 of 1.3%, compared to the 2.5% return of the MSCI US REIT Index (commonly known as the RMS) and the 39.2% weighted average return of the other publicly-traded data center REITs; and

•	Our total stockholder return for the three-year period ended December 31, 2015 of 52.8%, compared to the 37.0% return for the MSCI US REIT (RMS) Index and the 51.0% weighted average return of the other publicly-traded data center REITs.

Compensation Design Process

Compensation Best Practices. Our executive compensation program incorporates the following best practices:

•	Compensation Committee comprised of experienced and independent individuals.

•	Independent compensation consultant that provides no other services to us.

•	Compensation structure with targeted compensation that is largely variable and equity-based.

•	Robust stock ownership guidelines.

•	No tax gross-ups in the event of a change in control of us.

•	Limited executive perquisites, with no tax gross-ups.

•	Hedging and pledging of our common stock not permitted by any of our named executive officers.

•	Our equity incentive plan prohibits repricing of stock options without prior stockholder approval.

Advisory Vote on Executive Compensation. At our 2015 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on 2014 executive compensation, and 98% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our executive officers. The Compensation Committee viewed this advisory vote as an expression by the stockholders of their general satisfaction with our executive compensation program and took this result into account by continuing to emphasize the goals and objectives underlying our executive compensation program.

Targeted Compensation is Largely Variable and Equity-Based. Because we expect that the successful execution of our business objectives will result in increased returns to our stockholders over time, we believe that a significant portion of the compensation paid to our named executive officers should be variable and equity-based. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive is dependent on Company performance, as follows:

•	We use annual cash awards with payouts weighted to reward the attainment of our annual FFO and AFFO objectives; and

•	We use equity-based awards because we view our company-wide performance—as measured by returns to our stockholders—as the relevant long-term metric, thus ensuring that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

For 2015, 72% of Mr. Eldredge’s targeted compensation was variable and/or equity-based, and between 63% and 70% of targeted compensation of each of the other named executive officers was variable and/or equity-based. Each of their targeted compensation was comprised of the following elements:

		Percent of 2015 Targeted Compensation
Compensation Element	Type of Compensation	Mr. Eldredge	Other Named Executive Officers
Annual Base Salary	Fixed	28%	30% to 37%
Annual Cash Incentive Compensation	Variable	28%	18% to 26%
Long-Term Equity-Based Compensation	Variable/ Equity-Based	44%	40% to 47%

Our Compensation Committee believes this design achieves our goals of encouraging high performance, promoting accountability and motivating our executives to achieve our business objectives and aligning their interests with those of our stockholders.

Use of Comparator Group Data. The Compensation Committee uses compensation data from a comparator group of companies as an input in developing base salaries, annual short-term cash incentive targets and long-term equity incentive awards for our named executive officers. Although compensation paid by other companies is an important consideration, it is not the primary factor in the Compensation Committee’s decision-making process.

Our comparator group of companies is as follows:

Acadia Realty Trust	Entertainment Properties Trust
American Campus Communities, Inc.	Equinix, Inc.
BioMed Realty Trust, Inc.	First Potomac Realty Trust
Brandywine Realty Trust	Glimcher Realty Trust
CoreSite Realty Corporation	Healthcare Realty Trust, Inc.
Corporate Office Properties Trust	Lexington Realty Trust
Cousins Properties Incorporated	National Retail Properties, Inc.
CyrusOne, Inc.	Pennsylvania Real Estate Investment Trust
DCT Industrial Trust Inc.	Saul Centers, Inc.
Digital Realty Trust, Inc.	Tanger Factory Outlet Centers, Inc.
EastGroup Properties, Inc.	Washington Real Estate Investment Trust

For 2015 executive compensation determinations, the market position of the total direct targeted compensation of Mr. Eldredge for 2015 was less than the 25th percentile of the total direct compensation of the chief executive officers of our comparator group of companies. The market position of the total direct targeted compensation of our other named executive officers for 2015 ranged between the 25th percentile and slightly higher than the median of the total direct compensation of positions similar to those of our named executive officers.

Role of the Compensation Committee, Executive Officers and Consultants in Compensation Decisions.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. Although the Compensation Committee has established our overall compensation philosophy and determined the compensation of our named executive officers, the Compensation Committee has sought recommendations from our Chairman of the Board and President and Chief Executive Officer with respect to the performance of, and compensation decisions related to, the named executive officers. The Compensation Committee believes it is valuable to consider these recommendations because, given their knowledge of our operations, the data center industry and the day-to-day responsibilities of our named executive officers, they have provided the Compensation Committee with valuable insight into the performance of our named executive officers.

The Compensation Committee has retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides advisory services only with respect to executive compensation, worked with management only at the request and under the direction of the Compensation Committee, and has no business or personal relationship with any member of the Compensation Committee.

Willis Towers Watson assisted us in the development of Mr. Eldredge’s initial compensation package, and reviewed the compensation components for our 2015 compensation program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans.

At the request of the Compensation Committee, in connection with the development of the 2015 compensation program, Willis Towers Watson reviewed the comparator group benchmarking data prepared by management, at the direction of the Compensation Committee. Willis Towers Watson also reviewed our process for determining the compensation decisions made with respect to, and the compensation awarded to, our named executive officers as compared to similarly-situated officers of our comparator group companies.

2015 Compensation Decisions

Overview of 2015 Compensation. A summary of 2015 of each of our named executive officers is set forth in the table below.

	Annual Base Salary	Short-Term Incentive Compensation Plan Payout	Long-Term Incentive Compensation Plan Dollar Amount of Award	Total Compensation
Mr. Eldredge	$450,000	$573,750	$700,000	$1,723,750
Mr. Foster	$391,000	$373,894	$600,000	$1,364,894
Mr. Davis	$412,000	$393,975	$600,000	$1,405,975
Mr. Montfort	$337,428	$322,666	$400,000	$1,060,094
Ms. Kenny	$283,250	$180,572	$350,000	$813,822

The Compensation Committee made these compensation decisions after Mr. Fateh’s resignation in February 2015. Consequently, the compensation that Mr. Fateh received in 2015 prior to his resignation is not discussed here.

Compensation Package for President and Chief Executive Officer. In February 2015, the Board appointed Christopher P. Eldredge as our President and Chief Executive Officer.

In establishing Mr. Eldredge’s compensation, our Compensation Committee, with the assistance of its compensation consultant, reviewed the pay structures of chief executive officers of the other publicly-traded data center REITs. Our Compensation Committee felt that it was important to establish a compensation framework for Mr. Eldredge that would provide a target total compensation opportunity that was competitive with those of leaders at other data center companies—taking into account Mr. Eldredge’s background and experience—with a significant portion of the compensation paid being closely aligned with our performance on both a short-term and long-term basis. Accordingly, Mr. Eldredge’s employment agreement sets forth the following initial compensation structure:

•	An annual base salary of $450,000;

•	A short-term cash incentive compensation target opportunity of 100% of his annual base salary; and

•	A long-term equity incentive compensation target opportunity of $700,000.

In addition, when Mr. Eldredge assumed the role of President and Chief Executive Officer, he received:

•	A sign-on equity grant of restricted shares of the Company’s common stock with a value of $500,000 that vest ratably in annual installments over a three year period; and

•	A sign-on cash payment of $200,000.

2015 Annual Base Salaries. The Compensation Committee adjusted the 2014 annual base salaries of the named executive officers, other than our CEO, are as follows:

	2014 Annual Base Salary	Percentage Increase	2015 Annual Base Salary
Mr. Foster	$340,000	15%	$391,000
Mr. Davis	$400,000	3%	$412,000
Mr. Montfort	$327,600	3%	$337,428
Ms. Kenny	$275,000	3%	$283,250

For 2015, the Compensation Committee increased by approximately 15% the annual base salary of Mr. Foster, based on his performance for 2014 and the compensation of comparable individuals in our comparator group of companies. Mr. Eldredge’s annual base salary for 2015 is as set forth in his employment agreement. For the other named executive officers, the Compensation Committee increased their respective annual base salaries by three percent.

2015 Short-Term Cash Incentive Compensation. In March 2015, the Compensation Committee adopted the 2015 Short-Term Incentive Compensation Plan (the “2015 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers. The 2015 STIC Plan provided for the payment of cash incentive awards to plan participants in early 2016 if, and to the extent that, certain performance objectives were achieved based on Company and individual participant performance during 2015.

Payments were determined using three variables:

•	the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s annual base salary;

•	actual performance compared with the performance objectives described below; and

•	relative weightings for each of the performance objectives.

Target Opportunities. We established target opportunities under the 2015 STIC Plan for each named executive officer as a percentage of his or her annual base salary. To hold those employees with the highest levels of responsibility accountable for our performance, we varied incentive target opportunities under the 2015 STIC Plan in relation to each named executive officer’s role and responsibilities.

For 2015, the Compensation Committee increased to 75% the percentage of annual base salary on which the target opportunities for our executive vice presidents were based—specifically, Messrs. Foster, Davis and Montfort—after considering the compensation of comparable individuals in our comparator group of companies. For 2015, the Compensation Committee kept the target annual incentive opportunity for senior vice presidents at 50% of annual base salary. Although Ms. Kenny was promoted from a senior vice president to an executive vice president in December 2015, for 2015, her target annual incentive opportunity remained 50% of her annual base salary.

The targeted opportunities under the 2015 STIC Plan for each of our named executive officers was as follows:

	Annual Base Salary	Target Percentage of Salary	Target Opportunity
Mr. Eldredge	$450,000	100%	$450,000
Mr. Foster	$391,000	75%	$293,250
Mr. Davis	$412,000	75%	$309,000
Mr. Montfort	$337,428	75%	$253,071
Ms. Kenny	$283,250	50%	$141,625

Performance Objectives and Payouts. The Compensation Committee established the performance objectives under the 2015 STIC Plan for each executive officer as follows:

•	One-half of the payout was to be earned based on our normalized FFO;

•	One-quarter of the payout was to be earned based on the growth of our AFFO relative to our data center peers; and

•	One-quarter was to be earned based on the achievement of individual goals and objectives.

For the normalized FFO objective, the target was set at $2.39 per share, two cents above the midpoint of our full year 2015 FFO guidance of $2.27 to $2.47 per share that we announced in February 2015. The threshold for this objective was set at $2.33 per share, which would have resulted in a 10% payout for this objective. The maximum payout for this objective of 200% was set at $2.59 per share twelve cents above the high end of our full year 2015 FFO guidance. Our actual normalized FFO for 2015 was $2.46 per share, which resulted in a payout of 130% of target for this objective.

The amount of payout for the AFFO growth objective was based on our growth of AFFO for 2015 compared to the weighted average AFFO growth of our data center peers, namely, CoreSite Realty Corporation, CyrusOne Inc., Digital Realty Trust, Inc., Equinix, Inc. and QTS Realty Trust, Inc. The 2015 STIC Plan provided for a target payout if our AFFO growth equaled the weighted average AFFO growth of the data center peers, and a threshold payout of 50% of target if our AFFO growth was less than the weighted average AFFO growth of our data center peers, but exceeded the AFFO growth of at least one of our peers. Our AFFO grew by 5.6% which was below the 9.2% weighted average growth of AFFO for our data center peers, but exceeded the AFFO growth of one of our peers, which resulted in a payout of 50% of target for this objective.

The individual goals and objectives for Mr. Eldredge included objectives related to development of a comprehensive strategic plan, building and developing sales and marketing teams and increasing our presence in the market, mentoring and management of our senior executive team and learning our business and operations. Based on Mr. Eldredge’s performance for 2015, the Compensation Committee determined that his payout for the individual performance based portion of his 2015 STIC Plan should be 200%. When combined with the payout related to the FFO performance objective and the AFFO growth objective, Mr. Eldredge received a total payout under the 2015 STIC Plan of 128% of his total targeted opportunity.

Mr. Foster’s individual goals and objectives included those related to overall management of the finance and accounting function of the Company, investor relations, strategic planning, capital financing, financial planning and budgeting, and business development, each of which he met or exceeded. Mr. Davis’s individual goals and objectives included those related to overall management of the operations of our data center facilities, attainment of service level commitments, strategic planning, design, develop and commissioning of new facilities, compliance and regulatory matters, and personnel development, each of which he met or exceeded. Mr. Montfort’s individual goals and objectives included those related to overall management of the legal function of the Company, strategic planning, leasing, financings, compliance, legislative activities, corporate governance and personnel development, each of which he met or exceeded. Ms. Kenny’s individual goals and objectives included those related to management of lender relationships, strategic planning, data center and product development, risk management, tax matters and financings, each of which she met or exceeded. The Compensation Committee awarded a 200% payout to each named executive officer for this portion of the performance objectives, based on the Compensation Committee’s assessment of their respective contributions during 2015. When combined with the payout related to the FFO performance objective and the AFFO growth objective, each of these officers received a total payout under the 2015 STIC Plan of 128% of their respective total targeted opportunities.

The payouts under the 2015 STIC Plan for each of our named executive officers was as follows:

	Payout by Objective (Weighting Percentage)				Percentage of Target
	Normalized FFO (50%)	AFFO Growth (25%)	Individual Performance (25%)	Total Payout
Mr. Eldredge	$292,500	$56,250	$225,000	$573,750	128%
Mr. Foster	$190,613	$36,656	$146,625	$373,894	128%
Mr. Davis	$200,850	$38,625	$154,500	$393,975	128%
Mr. Montfort	$164,496	$31,634	$126,536	$322,666	128%
Ms. Kenny	$92,056	$17,703	$70,813	$180,572	128%

2015 Long-Term Equity Compensation. In March 2015, the Committee adopted the 2015 Long-Term Incentive Compensation Plan (the “2015 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers.

To address the goal of aligning the interests of our named executive officers with those of our stockholders, for 2015, the Compensation Committee allocated one-half of the equity awarded to each of our named executive officers in the form of performance-based stock units, or Performance Shares. Performance Shares subject our named executive officers to the downside risk of a decrease in the value of their compensation if the returns to our stockholders do not match the returns of the indices against which our returns are being measured. The Compensation Committee allocated the other half of each equity award to our named executive officers in the form of restricted stock. This allocation addressed the need for retention of our named executive officers in the data center market where there is demand for experienced executive talent. Restricted stock also furthers our goal of aligning the interests of these named executive officers with those of our stockholders as it subjects our named executive officers to the downside risk of a decrease in compensation if the price of our common stock declines.

Target Opportunities and Equity Awards. For the 2015 LTIC Plan, the Compensation Committee increased Mr. Foster’s target opportunity to $600,000 and increased Mr. Montfort’s target opportunity to $400,000 based on the compensation of comparable individuals in our comparator group of companies. These 2015 LTIC Plan awards yielded the number of shares of Performance Shares and restricted stock set forth in the table below.

	2015 Long-Term Incentive Compensation Plan
	Target Opportunity	Performance Shares (#)	Restricted Stock (#)
Mr. Eldredge	$700,000	10,816	10,816
Mr. Foster	$600,000	9,271	9,271
Mr. Davis	$600,000	9,271	9,271
Mr. Montfort	$400,000	6,181	6,181
Ms. Kenny	$350,000	5,408	5,408

The number of Performance Shares and shares of restricted stock awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $32.36.

Performance Share Awards. The Performance Shares vest on March 1, 2018, but only if the participant remains employed by us on March 1, 2018 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2015 meets or exceeds the return of the MSCI US REIT Index (commonly known as the RMS); and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2015 meets or exceeds the weighted average return of the following publicly-traded data center companies: CoreSite Realty Corporation, CyrusOne Inc., Digital Realty Trust, Inc., Equinix, Inc. and QTS Realty Trust, Inc.

For each of these two indices, the determination of the number of Performance Shares that will vest is as follows:

•	No Performance Shares will vest if our total stockholder return is less than the return of the applicable index;

•	All of the Performance Shares will vest if our total stockholder return equals the return of the applicable index;

•	Up to a maximum of 300% of the Performance Shares will vest if our total stockholder return exceeds the return of the applicable index by 300 basis points; and

•	Any calculated payout will be reduced by 50% if our total stockholder return is negative but exceeds the return of the applicable index.

Restricted Stock Awards. The restricted stock awards vest ratably in three equal portions on each of March 1, 2016, 2017 and 2018, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

In December 2015, in connection with Ms. Kenny’s appointment as our Executive Vice President, Chief Development Officer, the Compensation Committee also granted Ms. Kenny 3,113 shares of restricted common stock with a grant date value of $100,000. These restricted shares vest ratably over three years, on December 1, 2016, 2017 and 2018.

2013 Performance Share Award Results. The 3-year performance period for the Performance Shares awarded in 2013 ended on December 31, 2015. In 2013, Mr. Davis was awarded 5,864 Performance Shares, and Mr. Montfort was awarded 5,131 Performance Shares. The terms of the 2013 Performance Shares awards provided that they would vest only if the total stockholder return of our common stock for the 3-year performance period met or exceeded the return of the MSCI US REIT Index for the same period. Our total stockholder return for the three-year period ended December 31, 2015 was 53.2%, which exceeded the return for the MSCI US REIT Index for the same period of 37.1%. Consequently, the 2013 Performance Shares awards vested at a rate of 300%. Mr. Foster and Ms. Kenny were not eligible for an award of Performance Shares in 2013, and Mr. Eldredge was not employed with us at that time.

2016 Compensation Decisions

Overview of 2016 Compensation. A summary of the primary elements of 2016 base and target compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Salary	Short-Term Incentive Compensation Plan Target Opportunity	Long-Term Incentive Compensation Plan Dollar Amount of Award	Total Targeted Compensation
Mr. Eldredge	$550,000	$550,000	$1,500,000	$2,600,000
Mr. Foster	$405,000	$303,750	$700,000	$1,408,750
Mr. Davis	$425,000	$318,750	$600,000	$1,343,750
Mr. Montfort	$348,000	$261,000	$400,000	$1,009,000
Ms. Kenny	$311,000	$233,250	$400,000	$944,250

For 2016, the Compensation Committee increased Mr. Eldredge’s annual base salary, short-term incentive target opportunity and amount of equity award, based primarily on Mr. Eldredge’s development in the chief executive officer role and his establishing the Company’s strategic direction. These increases resulted in a nearly 63% increase in Mr. Eldredge’s total targeted compensation for 2016 as compared to 2015. In addition, these increases resulted in the market position of his total direct targeted compensation for 2016 increasing to near the median of the total direct compensation of the chief executive officers of our comparator group of companies as compared to 2015, when his total direct targeted compensation was below the 25th percentile.

In December 2015, Ms. Kenny was promoted to Executive Vice President, Chief Development Officer. Ms. Kenny now oversees and is responsible for all of our development activities. As discussed below, the elements of Ms. Kenny’s compensation have been adjusted to reflect her new role and responsibilities.

2016 Annual Base Salaries. The Compensation Committee adjusted the 2015 annual base salaries of our named executive officers based primarily on the compensation of comparable individuals in our comparator group of companies and individual performance in 2015.

For 2016, the Compensation Committee increased by approximately 22% the annual base salary of Mr. Eldredge, based on his performance for 2015 and the compensation of the chief executive officers of the companies that comprise our comparator group of companies. The Compensation Committee also increased by approximately 10% the annual base salary of Ms. Kenny, based on her promotion and the compensation of comparable individuals in our comparator group of companies. For the other named executive officers, the Compensation Committee increased their respective annual base salaries by between three and four percent.

2016 Short-Term Cash Incentive Compensation. In April 2016, the Compensation Committee adopted the 2016 Short-Term Incentive Compensation Plan (the “2016 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers. The structure of the 2016 STIC Plan is the same as the structure of the 2015 STIC Plan, and provides for the payment of cash incentive awards to plan participants in early 2017 if, and to the extent that, certain performance objectives are achieved based on Company and individual participant performance during 2016.

The Compensation Committee increased to 75% the percentage of annual base salary on which the target opportunity for Ms. Kenny is based because she was promoted to Executive Vice President, Chief Development Officer. The Compensation Committee did not adjust the percentage of any of the other named executive officers.

For the 2016 STIC Plan, the Compensation Committee used the same performance objectives and weightings as were used in the 2015 STIC Plan as follows:

•	One-half of the payout shall be based on our FFO;

•	One-quarter of the payout shall be based on the growth of our AFFO relative to our data center peers; and

•	One-quarter shall be based on the achievement of individual goals and objectives.

2016 Long-Term Equity Compensation. In January 2016, the Committee adopted the 2016 Long-Term Incentive Compensation Plan (the “2016 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers.

As with the 2015 LTIC Plan, the Compensation Committee structured the 2016 LTIC Plan to advance the goal of aligning the interests of our named executive officers with those of our stockholders by tying a significant portion of the 2016 LTIC Plan awards to the performance of our common stock relative to the REIT industry and publicly-traded data center companies. With this goal in mind, together with input from our Chief Executive Officer and other named executive officers, the Compensation Committee allocated all of the respective equity awards for our Chief Executive Officer, Chief Financial Officer and Chief Development Officer in the form of Performance Shares, and one-half of the respective award was made in the form of Performance Shares and the other half of the award was made in the form of restricted stock for our Chief Technology Officer and General Counsel.

For the 2016 LTIC Plan, the Compensation Committee increased the target opportunity of Mr. Eldredge, Mr. Foster and Ms. Kenny based on the compensation of comparable individuals in our comparator group of companies. These 2016 LTIC Plan awards yielded the number of shares of restricted stock and Performance Shares set forth in the table below.

	2016 Long-Term Incentive Compensation Plan
	Target Opportunity	Performance Shares (#)	Restricted Stock (#)
Mr. Eldredge	$1,500,000	48,062	—
Mr. Foster	$700,000	22,429	—
Mr. Davis	$600,000	9,613	9,613
Mr. Montfort	$400,000	6,409	6,409
Ms. Kenny	$400,000	12,817	—

The number of shares of restricted stock and Performance Shares awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $31.21.

The Performance Shares vest on March 1, 2019, but only if the participant remains employed by us on March 1, 2019 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2016 meets or exceeds the return of the MSCI US REIT Index (commonly known as the RMS); and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2016 meets or exceeds the return of the same index of publicly-traded data center companies used in the 2015 LTIC Plan.

The restricted stock awards vest ratably in three equal portions on each of March 1, 2017, 2018 and 2019, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

Other Elements of Compensation

Stock Ownership Guidelines. Our Corporate Governance Guidelines include stock ownership guidelines for all of our named executive officers. Our Board of Directors believes ownership by our named executive officers of a meaningful financial stake in our Company serves to align their interests with those of our stockholders. Our guidelines require that each of our named executive officers hold shares of our common stock with an aggregate value equal to the greater of (a) $250,000, or (b) a multiple of his or her base compensation, as set forth in the following table:

Title	Minimum Holding Requirement (multiple of base salary)
Chairman of the Board and Chief Executive Officer	5 times
Chief Financial Officer	2 times
Other Named Executive Officers	1 time

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Preferred stock beneficially owned directly or indirectly;

•	Time vested restricted stock or stock units (or similar securities);

•	OP units beneficially owned directly or indirectly; and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

As of the date of this proxy statement, each of our named executive officers met the applicable stock ownership guidelines, other than Mr. Eldredge, who was appointed our Chief Executive Officer in February 2015.

Benefits Upon Termination of Employment and Change in Control. We have entered into employment or severance agreements with each of our named executive officers, which provide that each executive is entitled to certain compensation if his or her employment is terminated without cause or he resigns for good reason, including a termination of employment in connection with a change in control of us, or if his or her employment is terminated as a result of his or her death or disability. The compensation that a named executive officer may receive includes a cash payment, the vesting and acceleration of certain equity awards and the continuation of certain health benefits for a specified period of time. Under the terms of each of these agreements, a named executive officer is not entitled to any severance benefits upon the occurrence of a change in control of us, unless, in connection with the event that results in a change in control, his or her employment is terminated without cause or the executive resigns his or her position for good reason. These severance arrangements are designed to increase the willingness of each of our named executive officers to remain employed with us notwithstanding the employment uncertainties related to a possible change in control, and to help ensure their continued focus and objectivity during the consideration of a transaction that would result in a change in control of us.

The terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide that upon the occurrence of a change in control of us, as follows:

•	with respect to any Performance Shares award, the number of units that would vest is the greater of the target amount and the amount based on a computation of the performance level using the price per share of common stock received by stockholders in the transaction that resulted in the change in control; and

•	with respect to restricted stock awards, unvested shares would vest automatically.

This approach reflects the belief of the Compensation Committee that our employees, whose work has contributed to our value, should share in the consideration paid for our Company in a transaction that results in a change in control and realize their equity-based compensation if our stockholders no longer control our Company.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payments received in connection with a termination of employment following a change in control to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

For additional information regarding the benefits to which a named executive officer is entitled upon termination of his or her employment, including in connection with a change in control of us, see “—Potential Payments Upon Termination or Change in Control” below.

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including our named executive officers.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Summary Compensation Table

The table below sets forth the actual and annual base salary and other compensation payable to each of our named executive officers during 2015, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Salary $ (c)	Bonus $ (d)	Stock Awards $ (e)	Option Awards $ (f)	Non-Equity Incentive Plan Compensation $ (g)	All Other Compensation $ (i)	Total $ (j)
Christopher P. Eldredge(1) President and Chief Executive Officer	2015	387,692	200,000	1,264,719	—	573,570	99,033	2,525,014
Jeffrey H. Foster	2015	391,000	—	655,460	—	373,894	11,104	1,431,458
Executive Vice President, Chief Financial Officer and Treasurer	2014	340,000	—	577,448	—	357,000	10,904	1,285,352
	2013	272,800	—	355,021	125,001	205,233	10,704	968,759
Scott A. Davis(2) Executive Vice President, Chief Technology Officer	2015	412,000	—	655,460	—	393,975	11,104	1,472,539
Richard A. Montfort	2015	337,428	—	436,997	—	322,666	11,104	1,108,195
Executive Vice President, General Counsel and Secretary	2014	327,600	—	404,225	—	343,980	10,904	1,086,709
	2013	312,000	—	297,986	116,670	268,320	10,704	1,005,680
Maria Kenny	2015	283,250	—	482,366	—	180,572	9,504	955,692
Executive Vice President, Chief Development Officer	2014	275,000	—	404,225	—	240,625	9,254	929,104
	2013	243,354	—	315,012	140,002	180,750	9,254	888,372
Former Executive Officer:
Hossein Fateh(3)	2015	74,279	—	—	—	—	5,378,438	5,452,717
Former President and Chief Executive Officer	2014	506,760	—	2,291,836	—	886,830	9,254	3,694,680
	2013	358,197	—	984,678	875,002	725,700	147,487	3,091,064

(1)	In February 2015, Mr. Eldredge became our President and Chief Executive Officer. Compensation information for Mr. Eldredge is provided only for 2015 because he was not a named executive officer in 2014 or 2013.
(2)	In March 2015, Mr. Davis became one of our executive officers. Compensation information for Mr. Davis is provided only for 2015 because he was not a named executive officer in 2014 or 2103. In December 2015, Mr. Davis was appointed to Executive Vice President, Chief Technology Officer
(3)	Mr. Fateh was our President and Chief Executive Officer until his resignation in February 2015.

The following discussion provides additional information regarding the figures in the table above.

Salary (Column (c))

For Mr. Eldredge, the amount reported for salary for 2015 represents amounts paid following his appointment to President and Chief Executive Officer on February 17, 2015. Prior to that date, Mr. Eldredge was not an employee of ours.

For Mr. Fateh, the amount reported for salary for 2015 represents amounts paid prior to his resignation from the position of President and Chief Executive Officer on February 17, 2015. The amount reported for salary for 2013 represents amounts paid following February 4, 2013, when we amended and restated his employment agreement to eliminate, and replace with an annual base salary, an annual aircraft allowance for discretionary use that Mr. Fateh had been receiving in lieu of an annual base salary.

Prior to February 4, 2013, the terms of Mr. Fateh’s employment agreement provided for (a) an annual base salary of $1.00 and (b) in lieu of an annual base salary, an annual aircraft allowance toward the use of a company-chartered aircraft for his personal travel. For 2013, the amount of this allowance was $492,000 and, for the period from January 1, 2013 to February 4, 2013, we paid $133,803 of this amount to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel. This amount appears in the “All Other Compensation” column of this table. As of February 4, 2013, pursuant to the terms of Mr. Fateh’s amended and restated employment agreement, the $358,197 balance of the allowance was paid to Mr. Fateh as base salary, in regular two-week intervals over the remainder of the year pursuant to our standard payroll practices.

Bonus (Column (d))

Represents the sign-on cash payment paid pursuant to the terms of Mr. Eldredge’s employment agreement.

Stock Awards (Column (e))

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718.

For 2015, the amounts reported are as follows:

•	For each of Mr. Eldredge, Mr. Foster, Mr. Davis, Mr. Montfort and Ms. Kenny, amounts represent the Performance Shares and the shares of restricted stock awarded to each of them in connection with the 2015 LTIC Plan;

•	Included in the figure for Mr. Eldredge is an amount that represents shares of restricted stock awarded to him as a sign-on equity grant pursuant to the terms of his employment agreement; and

•	Included in the figure for Ms. Kenny is an amount that represents shares of restricted stock awarded to her in December 2015 by the Compensation Committee in connection with her appointment as our Executive Vice President, Chief Development Officer.

No other equity-based awards were made to any of our named executive officers during 2015. See “—Compensation Discussion and Analysis—2015 Compensation Decisions—2015 Long-Term Equity Compensation” above for a discussion of the 2015 LTIC Plan.

The assumptions used in determining the grant date fair value of the Performance Shares and shares of restricted stock are set forth in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The grant date fair value of the Performance Share awards, assuming that we achieve the highest level of performance is as follows: Mr. Eldredge—$1,244,056; Mr. Foster—$1,066,350; Mr. Davis—$1,066,350; Mr. Montfort—$710,938; and Ms. Kenny—$622,028.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the cash payouts to our named executive officers pursuant to the applicable short-term incentive compensation plan. See “—Compensation Discussion and Analysis—2015 Executive Compensation Decisions—2015 Short-Term Cash Incentive Compensation” above for a discussion of the 2015 STIC Plan.

All Other Compensation (Column (i))

For 2015, 2014 and 2013, unless otherwise noted below, the amounts reported in the “All Other Compensation” column for each named executive officer consist solely the amounts contributed by us under our 401(k) Plan and for life insurance premiums paid by us.

Other Compensation for Mr. Eldredge in 2015 includes, in addition to 401(k) Plan matching contributions and life insurance premiums, $83,873 of relocation-related expenses, which consist primarily of temporary housing and moving expenses, and amounts that we paid to vendors for parking at our headquarters facility and other automobile-related expenses.

Other Compensation for Mr. Fateh in 2015 includes, in addition to 401(k) Plan matching contributions and life insurance premiums, $5,369,438 of severance benefits that we accrued in 2015 related to Mr. Fateh’s resignation as our President and Chief Executive Officer in February 2015.

In connection with Mr. Fateh’s resignation, we entered into a Separation Agreement and General Release with Mr. Fateh (the “Separation Agreement”), which provided that Mr. Fateh received the following payments and other benefits:

•	a cash severance payment equal to the sum of (i) Mr. Fateh’s annual salary, plus (ii) the average of the two highest annual cash bonus payments paid or approved for payment to Mr. Fateh during the preceding three completed performance years;

•	a partial year cash bonus payment for 2015, which was based on the length of Mr. Fateh’s service prior to his resignation as President and Chief Executive Officer;

•	vesting of all unvested stock option awards held by Mr. Fateh on the date of his resignation, which results in the vesting of 173,181 options to purchase our common stock;

•	vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level on the date of his resignation and actual performance as of the date of his resignation, which resulted in an award of 320,676 shares of our common stock;

•	a grant of the number of shares of the Company’s common stock equal to $1,750,000 divided by the average of the opening and closing prices of the Company’s common stock on the NYSE on the date of his resignation; and

•	reimbursement for the cost of COBRA continuation of health insurance coverage for Mr. Fateh and his family members for a period of 18 months after the date of his resignation and for the cost of administrative support and related costs for a period of 12 months after the date of his resignation.

The following table sets forth these benefits.

Severance Benefit	Value $
Cash severance payment	1,328,265
Partial year cash bonus payment	68,647
Vesting of unvested stock option awards	1,522,182
Vesting of unvested performance unit awards	10,510,156
Grant of common stock	1,750,020
Health insurance coverage and administrative support	209,190

Total	15,388,460

Other Compensation for Mr. Fateh in 2013 includes $133,803 that we paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel, pursuant to the terms of his then-existing employment agreement, and $13,684 of amounts contributed by us under our 401(k) Plan, parking and other automobile-related expenses and life insurance premiums paid by us. On February 4, 2013, we amended and restated Mr. Fateh’s employment agreement to eliminate this aircraft allowance.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term cash incentive plan and awards of restricted stock and Performance Shares to our named executive officers in 2015.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold # (f)	Target # (g)	Maximum # (h)
Mr. Eldredge	2/17/2015							15,927	500,028
	3/16/2015	—	450,000	900,000
	3/16/2015					10,816	32,448		414,685
	3/16/2015				—			10,816	350,006
Mr. Foster	3/16/2015	—	293,250	586,500
	3/16/2015				—	9,271	27,813		355,450
	3/16/2015							9,271	300,010
Mr. Davis	3/16/2015	—	309,000	618,000
	3/16/2015				—	9,271	27,813		355,450
	3/16/2015							9,271	300,010
Mr. Montfort	3/16/2015	—	253,071	506,142
	3/16/2015				—	6,181	18,543		236,980
	3/16/2015							6,181	200,017
Ms. Kenny	3/16/2015	—	141,625	283,250
	3/16/2015				—	5,408	16,224		207,343
	3/16/2015							5,408	175,003
	12/3/2015							3,113	100,020
Former Executive Officer:
Mr. Fateh	2/17/2015							55,742	1,750,020

The following discussion provides additional information regarding the figures in table above.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (c), (d) and (e))

The amounts represent the awards made under our 2015 STIC Plan in March 2015 as described under “—Compensation Discussion and Analysis—2015 Compensation Decisions—2015 Short-Term Cash Incentive Compensation” above. Actual payments under these awards have been determined and paid and are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (f), (g) and (h))

The awards represent Performance Shares granted in March 2015 under our 2015 LTIC Plan. These awards have a three-year performance period that commenced on January 1, 2015. A description of the terms of the Performance Share awards appears at “—Compensation Discussion and Analysis—2015 Compensation Decisions—2015 Long-Term Equity Compensation” above. The grant date fair value of these awards is included in the “Stock Awards” column of the Summary Compensation Table above.

All Other Stock Awards: Number of Shares of Stock or Units (Column (i))

The March 16, 2015 awards represent shares of restricted stock granted under our 2015 LTIC Plan. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of March 1, 2016, 2017 and 2018. The grant date fair value of these awards is included in the “Stock Awards” column of the Summary Compensation Table above.

The February 17, 2015 award to Mr. Eldredge represents shares of restricted stock granted as a sign-on equity award in connection with his appointment as our President and Chief Executive Officer pursuant to the terms of his Employment Agreement. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of March 1, 2016, 2017 and 2018. The grant date fair value of this award is included in the “Stock Awards” column of the Summary Compensation Table above.

The December 3, 2015 award to Ms. Kenny represents shares of restricted stock granted in connection with her appointment as our Executive Vice President, Chief Development Officer. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of December 1, 2016, 2017 and 2018. The grant date fair value of this award is included in the “Stock Awards” column of the Summary Compensation Table above.

The February 17, 2015 award to Mr. Fateh represents shares of common stock granted pursuant to the terms of his Separation Agreement. This award does not include certain awards of common stock to Mr. Fateh following his resignation as our President and Chief Executive Officer that were made in connection with his service on our Board of Directors. See “Compensation of Directors” above for information regarding Mr. Fateh’s compensation for service on our Board of Directors. The grant date fair value of all of this grant is included in the “Other Compensation” column of the Summary Compensation Table above.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment, Severance and Non-Disclosure, Assignment and Non-Solicitation Agreements

We have entered into employment or severance agreements, as applicable, and non-disclosure, assignment and non-solicitation agreements, with each of our named executive officers. Each of the agreements with the named executive officers has an initial term of three years and, upon expiration, each agreement, other than the agreement with our Chief Executive Officer, provides for an extension for an additional one-year term, unless one party provides notice that it does want to extend the term. We believe that the agreements benefit us by helping to retain these named executive officers and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our Company.

The material terms of these agreements are as follows:

•	Minimum base salary—$450,000 of annual base salary in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum base salary (see “—Compensation Discussion and Analysis” above for additional information regarding annual base salaries);

•	Annual short-term compensation eligibility based on criteria determined by the Compensation Committee, with a minimum annual cash incentive target of 100% of annual salary, in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum target short-term compensation opportunity (see “—Compensation Discussion and Analysis” above for additional information regarding our short-term incentive compensation plans);

•	Eligibility to participate in our long-term incentive plan, with a minimum annual equity incentive target amount equal to $700,000, in the case of Mr. Eldredge; the agreements with our other named executive officers do not provide for a minimum equity incentive target amount (see “—Compensation Discussion and Analysis” above for additional information regarding our long-term incentive compensation plans);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change in Control” below for additional information regarding these potential payments);

•	Eligibility to participate in our benefit plans that may be available to other senior executives generally, on the same terms as may be applicable to such other senior executives (see “—Compensation Discussion and Analysis” above for additional information regarding such plans);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change in Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

In February 2015, in connection with Mr. Fateh’s resignation as our President and Chief Executive Officer, we entered into a Separation Agreement and General Release, which provided in part for the termination of his employment agreement. For a summary of the terms of the Separation Agreement and General Release see “—Summary Compensation Table” above.

Components of Compensation

For 2013 through 2015, each of our named executive officers received an annual base salary or other base compensation and participated in our short-term and long-term incentive compensation plans for the applicable year. See “—Compensation Discussion and Analysis” above.

All other compensation provided to our named executive officers generally was based on the personal, retirement, and health and welfare benefits. As discussed above, in 2013 (until February 4, 2013), Mr. Fateh received an aircraft allowance under his employment agreement. On February 4, 2013, we amended and restated Mr. Fateh’s employment agreement to eliminate this annual aircraft allowance.

Outstanding Equity Awards at Fiscal Year End

The following table lists the equity-based awards held by each of our named executive officers shares as of December 31, 2015, which consist of: vested and unvested stock options, shares of unvested restricted stock and the market value of these shares, and unvested Performance Shares and an assumed payout value. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Mr. Eldredge	—	—		—	—	26,743	(3)	850,160	10,816	(8)	343,841
Mr. Foster	10,576	—		5.06	2/26/2019	20,968	(4)	666,573	19,045	(9)	605,441
	13,889	—		19.89	2/25/2020
	16,938	—		23.79	2/24/2021
	21,589	—		22.57	2/23/2022
	17,544	8,772	(1)	22.62	2/21/2023
Mr. Davis	22,593	—		5.06	2/26/2019	64,149	(5)	2,039,297	26,863	(10)	853,975
	1	—		19.89	2/25/2020
	19,166	—		23.79	2/24/2021
	15,353	—		22.57	2/23/2022
	9,357	9,357	(1)	22.62	2/21/2023
Mr. Montfort	20,326	—		23.79	2/24/2021	13,185	(6)	419,151	18,154	(11)	577,116
	20,150	—		22.57	2/23/2022
	16,375	8,187	(1)	22.62	2/21/2023
Ms. Kenny	61,729	—		5.06	2/26/2019	17,679	(7)	562,015	12,250	(12)	389,428
	15,556	—		19.89	2/25/2020
	18,971	—		23.79	2/24/2021
	24,180	—		22.57	2/23/2022
	19,650	9,824	(1)	22.62	2/21/2023
Former Executive Officer:
Mr. Fateh	298,103	—		23.79	(2)	—		—	—		—
	89,707	—		22.62	(2)

(1)	Unexercisable options vested on March 1, 2016.
(2)	On February 17, 2015, Mr. Fateh resigned from his position as President and Chief Executive Officer. Pursuant to the terms of his Separation Agreement, each of the award agreements for stock options held by Mr. Fateh on the date of his resignation were amended to provide that that applicable exercise period for such stock options would continue until 90 days following the date of termination of Mr. Fateh’s services as one of our directors. On November 13, 2015, Mr. Fateh resigned from our Board of Directors. Mr. Fateh exercised these remaining options to purchase shares of our common stock after December 31, 2015, but prior to the expiration of these options.
(3)	8,915 of the shares vest on March 1, 2016, 8,914 of the shares vest on March 1, 2017, and 8,914 of the shares vest on March 1, 2018.
(4)	8,621 of the shares vest on March 1, 2016, 2,909 of the shares vest on December 1, 2016, 6,348 of the shares vest on March 1, 2017 and 3,090 of the shares vest on March 1, 2018.

(5)	10,420 of the shares vest on March 1, 2016, 21,820 of the shares vest on December 1, 2016, 6,999 of the shares vest on March 1, 2017, 21,820 of the shares vest on December 1, 2017 and 3,090 of the shares vest on March 1, 2018.
(6)	6,785 of the shares vest on March 1, 2016, 4,340 of the shares vest on March 1, 2017 and 2,060 of the shares vest on March 1, 2018.
(7)	6,136 of the shares vest on March 1, 2016, 3,583 of the shares vest on December 1, 2016, 4,083 of the shares vest on March 1, 2017, 1,038 of the shares vest on December 1, 2017, 1,802 of the shares vest on March 1, 2018 and 1,037 of the shares vest on December 1, 2018.
(8)	Represents the Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015.
(9)	Represents the following target level awards: 9,774 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014 and 9,271 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015.
(10)	Represents the following target level awards: 5,864 Performance Shares awarded in 2013, for which the three-year performance period commenced on January 1, 2013; 11,728 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014 and 9,271 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015. The Performance Shares awarded in 2013 vested on March 1, 2016. The terms of the 2013 Performance Share awards provided that they would vest only if the total stockholder return of our common stock for the 3-year performance period met or exceeded the return of the MSCI US REIT Index for the same period. Our total stockholder return for the three-year period ended December 31, 2015 was 53.2%, which exceeded the return for the MSCI US REIT Index for the same period of 37.1%. Consequently, the 2013 Performance Share awards vested at a rate of 300%.
(11)	Represents the following target level awards: 5,131 Performance Shares awarded in 2013, for which the three-year performance period commenced on January 1, 2013; 6,842 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014 and 6,181 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015. The Performance Shares awarded in 2013 vested on March 1, 2016. The terms of the 2013 Performance Share awards provided that they would vest only if the total stockholder return of our common stock for the 3-year performance period met or exceeded the return of the MSCI US REIT Index for the same period. Our total stockholder return for the three-year period ended December 31, 2015 was 53.2%, which exceeded the return for the MSCI US REIT Index for the same period of 37.1%. Consequently, the 2013 Performance Share awards vested at a rate of 300%.
(12)	Represents the following target level awards: 6,842 Performance Shares awarded in 2014, for which the three-year performance period commenced on January 1, 2014 and 5,408 Performance Shares awarded in 2015, for which the three-year performance period commenced on January 1, 2015.

The following discussion provides additional information regarding the figures in table above.

Market Value of Shares or Units of Stock That Have Not Vested ($) (Column (h))

Represents the number of shares of restricted stock that have not vested multiplied by the closing price of our common stock at December 31, 2015, or $31.79.

Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (Column (j))

Represents the number of unvested Performance Shares, assuming 100% vesting, multiplied by $31.79, the closing price of our common stock on December 31, 2015. The terms of these Performance Shares provide for vesting, at different levels, only if the performance of our common stock meets or exceeds the return of the applicable index over the three-year performance period.

Option Exercises and Stock Vested During 2015

The following table discloses the number of stock options that were exercised during 2015 and the value realized on exercise, and the number of shares of restricted stock that vested during 2015 and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Eldredge	—	—	—	—
Mr. Foster	—	—	10,288	327,048
Mr. Davis	—	—	9,304	291,308
Mr. Montfort	—	—	9,409	294,596
Ms. Kenny	—	—	8,950	284,540
Former Executive Officer:
Mr. Fateh	342,850	3,566,400	320,676	10,510,156

The following discussion provides additional information regarding the figures in table above.

Value Realized on Exercise or Vesting (Columns (c) and (e))

Value realized on exercise or vesting, as applicable, is calculated based on the average of the opening and closing prices of our common stock on the applicable exercise or vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

Overview

We have entered into an employment agreement with Mr. Eldredge and severance agreements with Mr. Foster, Mr. Davis, Mr. Montfort and Ms. Kenny. The material terms of these agreements are summarized in “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. Under each executive’s respective agreement, he or she is entitled to receive certain benefits if we terminate his or her employment without cause, he or she resigns with good reason, or his or her employment is terminated following the executive’s death or disability. In addition, each of the severance agreements provide for additional benefits if we terminate the employment of any of the parties without cause or any of the parties resigns with good reason in connection with a change in control.

Upon one of these events, each such executive will be entitled to receive, in addition to any accrued but unpaid salary, incentive compensation and other benefits, a cash severance payment, in some cases measured as a multiple of his or her annual base salary and short-term incentive compensation award, as described below, accelerated vesting of all or a portion of the outstanding equity-based awards held by the executive at the time of such event, as described below, and continued life and health insurance for a period of time, as described below.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

As a condition to receipt of any severance benefits, an executive must execute a release of claims acceptable to us and comply with certain non-competition provisions applicable to the one- or two-year period following the termination of employment.

Definitions

For purposes of this discussion, the following are summaries of the definitions for “cause,” “change in control,” “good reason” and “disability.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act of fraud, (ii) engages in a willful and continued failure to substantially perform his or her duties, or (iii) violates our Code of Business Conduct and Ethics.

“Change in control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the voting power of the combined entity, and (B) no person or group beneficially owns more than 50% of the voting power of the combined entity; or (iv) our liquidation or dissolution.

“Disability” generally means the named executive officer is unable to perform the essential functions of his or her position for six months in the aggregate during any twelve month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

“Good reason” generally means, without the named executive officer’s written consent, the occurrence of any of the following: (i) the material adverse alteration of a named executive officer’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the named executive officer currently works; (iii) certain material reductions in salary; (iv) a material breach of his or her employment agreement by us; and (v) our failure to obtain an agreement from any successor to perform his or her employment agreement.

Terms of Severance Benefits in the Event of a Termination Without Cause or Resignation for Good Reason

The respective agreements, and the applicable award agreements that govern equity-based awards, between us and each of our named executive officers provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason, he or she is entitled to the following benefits:

•	a lump sum cash payment equal to the sum of (A) his or her then current base salary (in the case of Mr. Eldredge, two times his then current base salary), plus (B) his or her target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions (and, in the case of Mr. Eldredge, the award of 15,927 shares of restricted stock that he received upon commencement of his employment would vest in full);

•	vesting of unvested Performance Shares as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period; and

•	at our expense, the right of continued participation by the executive and his or her spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following the termination of employment).

Terms of Severance Benefits in the Event of a Change of Control

The respective severance agreements, and the applicable award agreements that govern equity-based awards, between us and each of our named executive officers provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason within three months before or 12 months following a change in control of us, he or she is entitled to the following benefits:

•	a cash payment equal to two times his or her then current base salary;

•	a cash payment equal to two times the average of his or her three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan (in the case of Mr. Eldredge, two times his target award opportunity because he had not received any payments under any of our short-term incentive compensation plans as of December 31, 2015);

•	a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our Board of Directors, or, if no amount has been approved, an amount equal to his or her target opportunity for the year of termination, based on the number of days that he or she was employed that year;

•	all unvested shares of restricted stock and stock options will vest and become exercisable or free from restrictions;

•	vesting of unvested Performance Shares, with the performance level computed using the price per share of common stock received by stockholders in the transaction that resulted in the change in control and the performance period related to such award being terminated as of the effective date of the change in control (for Performance Share awards made in 2014 and 2015, the minimum number of units that will vest following a change in control will be the number of units as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination);

•	at our expense, the right of continued participation by the executive and his or her spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following the termination of employment).

For purposes of the table below, all Performance Shares are assumed to vest at the target level, except for the Performance Shares awarded in 2013, which were determined, as of December 31, 2015 to have at a rate of 300%.

Terms of Severance Benefits in the Event of a Termination of Employment Following Death or Disability

The respective agreements, and the applicable award agreements that govern equity-based awards, between us and each of the named executive officers provide that, if the executive’s employment is terminated following death or disability, he or she is entitled to the following benefits:

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	vesting of unvested Performance Shares as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period.

In addition, the respective agreements between us and each of the named executive officers provide that, if the executive’s employment is terminated following disability, he or she is entitled to the following benefits:

•	an amount equal to his or her target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year when he or she was not disabled; and

•	at our expense, the right of continued participation by the executive and his or her spouse and dependent children in our group health plans for up to one year following the termination of employment (in the case of Mr. Eldredge, 18 months following a termination of employment resulting from either death or disability).

Table of Potential Payments Upon Termination or Change in Control

The following table sets forth the cash severance payments, and the value of accelerated vesting of equity awards and medical benefits, that each of our named executive officers would be entitled to receive pursuant to the terms of each of their respective severance agreements and the award agreements under our long-term incentive compensation plans under certain circumstances. The table assumes that termination of each named executive officer’s employment or the change of control of us occurred on December 31, 2015.

Name	Cash Severance Payments	Stock and Option Awards	Medical Benefits	Total
Christopher P. Eldredge
Termination Without Cause or Resignation for Good Reason	$1,350,000	$735,568	$29,250	$2,114,818
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$2,250,000	$1,194,001	$29,250	$3,473,251
Termination of Employment Following Death or Disability[1]	$450,000	$398,022	$29,250	$877,272
Jeffrey H. Foster
Termination Without Cause or Resignation for Good Reason	$684,250	$752,364	$19,500	$1,456,114
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,542,641	$1,352,452	$19,500	$2,914,593
Termination of Employment Following Death or Disability[1]	$293,250	$752,364	$19,500	$1,065,114
Scott A. Davis
Termination Without Cause or Resignation for Good Reason	$721,000	$1,643,928	$19,500	$2,384,428
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,747,680	$3,351,910	$19,500	$5,119,090
Termination of Employment Following Death or Disability[1]	$309,000	$1,643,928	$19,500	$1,972,428
Richard A. Montfort, Jr.
Termination Without Cause or Resignation for Good Reason	$590,499	$664,387	$19,500	$1,274,386
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,453,514	$1,397,569	$19,500	$2,870,583
Termination of Employment Following Death or Disability[1]	$253,071	$664,387	$19,500	$936,958
Maria Kenny
Termination Without Cause or Resignation for Good Reason	$424,875	$601,365	$13,000	$1,039,240
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,069,642	$1,041,528	$13,000	$2,124,170
Termination of Employment Following Death or Disability[1]	$141,625	$601,365	$13,000	$755,990
Former Executive Officer: Hossein Fateh[2]
Termination Without Cause or Resignation for Good Reason	—	—	—	—
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	—	—	—	—
Termination of Employment Following Death or Disability	—	—	—	—

1.	Cash Severance Payment applies only in the case of termination of employment as a result of disability. Other than for Mr. Eldredge, medical benefits apply only in the case of termination of employment as a result of disability.
2.	Mr. Fateh’s employment terminated on February 17, 2015.

The following discussion provides additional information regarding the figures in the table above.

Stock and Option Awards Column

The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Security Ownership of Certain Beneficial Owners.”

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,514,300	$18.28	2,605,308
Equity compensation plans not approved by security holders	—	—	—
Total	1,514,300	$18.28	2,605,308

(1)	Represents the total number of shares of common stock that may be issued under our 2011 Equity Incentive Plan, including in connection with the conversion of Performance Shares, assuming maximum performance is achieved. The number of shares of common stock to be issued may be lower if maximum performance is not achieved. See “Compensation Discussion and Analysis—2015 Executive Compensation Overview—2015 Long-Term Equity Compensation.”

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We provide our stockholders an annual opportunity to indicate whether they support our compensation program for named executive officers, as described in this Proxy Statement, by voting for or against the resolution that appears below. This vote, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We seek the views of our stockholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and will consider the outcome of the vote carefully when making future compensation decisions for our named executive officers.

Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives and align their interests with those of our stockholders. To achieve these goals, significant portions of targeted compensation are variable and based on equity. Base salary is the only type of compensation awarded to our named executive officers that is not variable and, therefore, independent of our performance.

Because we expect that the successful execution of our business objectives will result in increases in the value of our common stock over time, we believe that a significant portion of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company and individual performance. Specifically:

•	For short-term incentive compensation, we use annual cash awards that are targeted to reward the attainment of specific short-term objectives, and, for 2015, a portion of these awards were based on our annual FFO and the growth of our AFFO.

•	For long-term equity compensation, we grant a combination of time and performance vesting equity-based awards to ensure that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

¡	The time-vesting awards subject our named executive officers to downside compensation risk if the price of our common stock declines; and

¡	The performance-based awards subject our named executive officers to downside compensation risk if the performance of our common stock, over the three-year performance period, does not match that of a broad-based REIT stock index for one half of the award, and an index of publicly traded data center companies for the other half of the award.

Prior to voting on this proposal, stockholders are encouraged to read the sections of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis” above, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2015. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be approved by our stockholders, and we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to approve (on a non-binding advisory basis) the compensation of our named executive officers. Stockholders may abstain from voting on this advisory proposal. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chair and Audit Committee Financial Expert), Thomas D. Eckert and John T. Roberts, Jr. and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards 61, as modified or supplemented, including the overall scope and plan for its audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

AUDIT COMMITTEE
Michael A. Coke, Chair
Thomas D. Eckert, and
John T. Roberts, Jr.

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us for 2015 and 2014:

	2015	2014
Audit Fees	$885,100	$721,500
Audit-Related Fees	$230,282	$277,230
Tax Fees	—	—
All Other Fees	—	—

Total	$1,115,382	$998,730

Audit Fees

Audit fees for each applicable year consisted of professional services rendered for the audit of our consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters. Fees incurred for the audit of the consolidated financial statements and the report on effectiveness of internal controls of DuPont Fabros Technology, Inc. were $609,000 for 2015 and $540,500 for 2014.

Audit-Related Fees

Audit-Related fees for 2015 consisted of SSAE 16 audits on seven of our data center facilities for our customers’ use and Audit-Related fees for 2014 consisted of SSAE 16 audits on six of our data center facilities for our customers’ use and certain due diligence procedures.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2015.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2016. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our Company for 2016. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” above.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Vote Required and Recommendation

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. Although the Audit Committee has not adopted any specific policies or procedures for conducting such reviews, the Audit Committee considers each transaction in light of the specific facts and circumstances presented and approves or ratifies such transaction (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. Other than as described below, no such transactions have occurred since January 1, 2015.

Acquisition of Undeveloped Land

In February 2016, we acquired two parcels of undeveloped land in Ashburn, Virginia, from entities controlled by Lammot J. du Pont, our Chairman of the Board, and Hossein Fateh, our former President and Chief Executive Officer.

One acquisition was of a 35.4 acre site that is adjacent to the Ashburn Corporate Center, where our ACC2, ACC3, ACC4, ACC5, ACC6 and ACC7 data center facilities are located, for a total of $15.6 million. The sole managers of the entity that owns this site are a limited liability company owned solely by Mr. du Pont, which also owns approximately 7% of the seller, and a limited liability company owned solely by Mr. Fateh, which also owns approximately 1% of the seller.

The other acquisition was of an 8.6 acre site that is part of the Ashburn Corporate Center and adjacent to our ACC4 and ACC7 data center facilities, for a total of $4.6 million. Messrs. du Pont and Fateh are the sole managers of the limited liability company that manages the entity that owns this site. Mr. du Pont directly and indirectly owns approximately 23% of the seller, and Mr. Fateh directly and indirectly owns approximately 18% of the seller. In addition, Frederic V. Malek, one of our independent directors, is a non-managing member of the entity that owns this site. Mr. Malek’s sole interest in this entity is the ownership of an approximately 4% non-managing membership interest; he is neither an employee nor an executive officer of this entity. In light of Mr. Malek’s interest in this entity, our Board of Directors considered all relevant facts and circumstances of Mr. Malek’s relationship with this entity and these transactions and determined that Mr. Malek’s interest therein does not require the Board to change its affirmative determination that Mr. Malek is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards.

We believe that the terms of each of these acquisitions was fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable property located in Ashburn, Virginia. The purchase price for each site was based on an appraisal prepared by an independent appraisal firm retained by the Audit Committee.

Lease Arrangements

We lease our headquarters, approximately 9,337 square feet of office space in Washington, DC, from an entity controlled by Messrs. du Pont and Fateh. In addition, Maria Kenny, our Executive Vice President, Chief Development Officer, is a non-managing member of the entity from which we lease our headquarters. Ms. Kenny’s sole interest in this entity is the ownership of an approximately 1% non-managing membership interest. Under the terms of the headquarters lease, we are required to pay base rent, plus our pro rata share of increases in real estate taxes. For 2015, we paid $432,000 under the headquarters lease, of which $266,000 was attributed to Mr. du Pont, $23,000 was attributed to Mr. Fateh, and $4,000 was attributed to Ms. Kenny, based on their respective ownership interests of this entity. We believe that the terms of this lease are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C. The term of the lease expires in September 2016, and we have elected not to renew the term. We have entered into a lease with an unaffiliated third party for new headquarters space located in Washington, D.C.

Pledge of Securities by Executive Officers to Secure Personal Loans

Mr. du Pont has entered into a $12.5 million personal line of credit with a lender, under which he has pledged to the lender 1,250,000 OP units. Mr. Fateh has entered into a $20 million personal line of credit with a lender, under which he has pledged 1,750,000 OP Units. See “Compensation of Directors—Policy on Hedging and Pledging of Company Securities.” In connection with these agreements, we and DuPont Fabros Technology, L.P. (the “Operating Partnership”) entered into a separate agreement with the lender under which we and the Operating Partnership acknowledged certain matters related to the respective pledges made by Messrs. du Pont and Fateh, and have provided certain other acknowledgments and agreements in favor of the lender regarding, among other things, distributions on the pledged units and rights and remedies of the lender upon events of default under these lines of credit.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2016

This Proxy Statement and our annual report to stockholders are available on our website at www.edocumentview.com/dft.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to DuPont Fabros Technology, Inc., Attention: Investor Relations, 1212 New York Avenue, NW, Suite 900, Washington, DC 20005 or call 202-728-0044. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

ANNUAL REPORT

The Company’s 2015 Annual Report on Form 10-K is being provided to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont
Chairman of the Board

April 8, 2016

Washington, DC

ATTACHMENT A

RECONCILIATIONS OF NET INCOME TO

FFO, NORMALIZED FFO AND AFFO

(unaudited and in thousands except share and per share data)

	2015	2014
Net (loss) income	$(4,086)	$124,611
Depreciation and amortization	104,044	96,780
Less: Non real estate depreciation and amortization	(700)	(707)
Impairment on investment in real estate	122,472	—

NAREIT FFO	$221,730	$220,684
Preferred stock dividends	(27,245)	(27,245)

NAREIT FFO attributable to common shares and OP units	$194,485	$193,439
Severance expenses and equity acceleration	6,124	—
Loss on early extinguishment of debt	—	1,701

Normalized FFO attributable to common shares and OP units	$200,609	$195,140
Straight-line revenues, net of reserve	13,424	7,673
Amortization of lease contracts above and below market value	(880)	(2,393)
Compensation paid with Company common shares	5,268	6,191
Non real estate depreciation and amortization	700	707
Amortization of deferred financing costs	3,151	2,980
Improvements to real estate	(3,459)	(1,916)
Capitalized leasing commissions	(4,200)	(4,149)

AFFO attributable to common shares and OP units	$214,613	$204,233

NAREIT FFO per share attributable to common shares and OP units per share – diluted	$2.39	$2.37

Normalized FFO per share attributable to common shares and OP units per share – diluted	$2.46	$2.39

AFFO per share attributable to common shares and OP units per share – diluted	$2.64	$2.50

Weighted average common shares and OP units outstanding – diluted	81,414,764	81,770,189

Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. The Company calculates FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.

The Company uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating

A-1

expenses. The Company also believes that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to the Company’s FFO. Therefore, the Company believes that in order to facilitate a clear understanding of its historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of the Company’s liquidity, nor is it indicative of funds available to meet the Company’s cash needs, including its ability to pay dividends or make distributions.

We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding gain or loss on early extinguishment of debt and gain or loss on derivative instruments. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization net of above market lease amortization, non-real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

A-2

DuPont Fabros Technology, Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 1, 2016.

Vote by Internet

•  Go to www.envisionreports.com/DFT

•  Or scan the QR code with your smartphone

•  Follow the steps outlined on the secure website

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•  Follow the instructions provided by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors:	For	Against		For	Against		For	Against

01 - Michael A. Coke	☐	☐	02 - Lammot J. du Pont	☐	☐	03 - Thomas D. Eckert	☐	☐

04 - Christopher P. Eldredge	☐	☐	05 - Frederic V. Malek	☐	☐	06 - John T. Roberts, Jr.	☐	☐

07 - Mary M. Styer	☐	☐	08 - John H. Toole	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on executive compensation (say-on-pay vote).	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.	☐	☐	☐
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box.

/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - DuPont Fabros Technology, Inc.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given herein. If no instructions are given, this proxy will be voted “FOR” all of the nominees listed under Proposal 1, and “FOR” Proposals 2 and 3, and with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

The undersigned hereby appoints Lammot J. du Pont, Christopher P. Eldredge and Jeffrey H. Foster as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on April 5, 2016, at the Annual Meeting of Stockholders to be held at the Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004, on June 1, 2016, or any adjournments or postponements thereof.

Please sign, date and return promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE

Non-Voting Items

Change of Address - Please print new address below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+